Exhibit 99.1

One Kendall Square, Suite B14402

Cambridge, MA 02139

May 26, 2022

NOTICE OF VOTING RIGHTS

Dear InVivo Stockholder:

Notice is hereby given as to the adoption by the Board of Directors of InVivo Therapeutics Holdings Corp., a Nevada corporation, of the Voting Rights Plan attached hereto as Appendix A. The Voting Rights Plan is of limited scope of and purpose and is designed to facilitate the approval of two amendments to the corporation’s Articles of Incorporation, one amendment to increase the number of authorized shares of our common stock and another amendment to authorize shares of “blank-check” preferred stock (together, the “Articles Amendments”).

The approval of the Articles Amendments is critical to the continued ability of the corporation to generate capital to support and continue the corporation’s efforts as a research and clinical-stage biomaterials and biotechnology company. As such efforts are capital intensive, the Board of Directors has determined that the Articles Amendments are critical to the corporation's continued operations and has submitted the Articles Amendments to the stockholders at prior annual meetings of stockholders and will submit the Articles Amendments to the stockholders at the 2022 Annual Meeting of Stockholders. Due to the widely held nature of our common stock and the repeated inability of having such shares voted, the Board of Directors has adopted the Voting Rights Plan as necessary to protect the interests of the corporation and the stockholders.

The additional voting rights to be granted pursuant to the Voting Rights Plan:

•	Are limited to those persons holding 50 shares of more of our common stock as of May 26, 2022, representing the date on which the Board adopted the Voting Rights Plan, i.e., the Eligibility Record Date;

•	Will require the timely return by such persons of the completed and executed Eligibility Confirmation for additional Voting Rights attached hereto;

•	Will require such persons to continuously own such shares from the Eligibility Record Date to the record date of our upcoming Annual Meeting of Stockholders;

•	Are limited to voting on the Articles Amendments at our upcoming Annual Meeting of Stockholders;

•	Will be exercised automatically upon timely return of the proxy or ballot for our upcoming 2022 Annual Meeting of Stockholders; and

•	Will be calculated using a voting factor to be determined by the Board of Directors (or a committee thereof) where the underlying shares will be voted for as indicated by the stockholder and where the additional votes will be automatically voted on a “mirrored” basis as all other shares are voted at the Annual Meeting with respect to each of the Articles Amendments, i.e., in the same proportion as shares of Common Stock are voted with respect to each of the Articles Amendments.

For illustration purposes only, if you own 1,000 shares of Common Stock, timely return the completed Eligibility Confirmation and timely return your proxy or ballot for the Annual Meeting, you will continue to be able to vote your shares for the votes you would normally be able to exercise, i.e., 1,000 votes. The additional Voting Rights will be automatically voted in the same proportion as shares of Common Stock are voted (excluding any shares of Common Stock that are not voted) on each of the Articles Amendments, where the additional votes shall be calculated by multiplying the shares owned by the voting factor to be determined by the Board of Directors (or a committee thereof). If the voting factor determined by the Board of Directors (or a committee thereof) is 1,000,000, then 1,000,000,000 votes, i.e., the Additional Votes, would be voted on a “mirrored” basis as all other shares are voted at the Annual Meeting with respect to each of the Articles Amendments.

The foregoing summary does not purport to be a complete statement of the terms and conditions of the Voting Rights Plan and is qualified in its entirety by express reference to the Voting Rights Plan, the full text of which is attached hereto as Appendix A.

The failure of any stockholder to return the Eligibility Confirmation for Additional Voting Rights by July 6, 2022 will not be entitled to exercise any additional voting rights pursuant to the Voting Rights Plan. Instead, such stockholders will continue to be able to vote their shares of Common Stock on a one-for-one basis.

A person having a beneficial interest in our Common Stock that are held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, must act to cause the record holder to follow the requisite steps properly and in a timely manner to evidence eligibility for the additional voting rights. If the relevant shares of Common Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, the written demand for the additional voting rights must be executed by or for the record owner. If the relevant shares of Common Stock are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a Demand for a stockholder of record, provided that the agent identifies the record owner and expressly discloses, when the demand is made, that the agent is acting as agent for the record owner. If a stockholder owns shares of Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as CEDE & Co., a timely demand for the additional voting rights must be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder of such shares. In such case, the written demand must set forth the number of shares covered by the demand.

A record holder, such as a broker, fiduciary, depository or other nominee, who holds shares of Common Stock as a nominee for others, will be able to exercise the additional voting rights with respect to the relevant shares of Common Stock held for all or less than all of the beneficial owners of those shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of such record owner.

STOCKHOLDERS ARE URGED TO READ APPENDIX A IN ITS ENTIRETY SINCE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF ANY ADDITIONAL VOTING RIGHTS.

In connection with the Annual Meeting, the corporation will file proxy materials with the U.S. Securities and Exchange Commission (the “SEC”), which will be distributed to stockholders in accordance applicable rules and regulations.

By order of the Board of Directors,

Richard Toselli, M.D.

President, Chief Executive Officer and Director